NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD GAINS RETAIL SHARE IN MARCH, DELIVERS FIRST FUSION HYBRIDS, LAUNCHES FORD ADVANTAGE PLAN

•      Ford retail share climbs in March capping two consecutive quarters of retail share gains
•      First Fusion Hybrids are delivered to customers
•      Ford Advantage Plan offers customers peace of mind in uncertain times
•      Ford, Lincoln and Mercury sales totaled 125,107, down 41 percent versus year ago but were 30 percent higher than February
•      Ford updates first quarter North American production

DEARBORN, Mich., April 1, 2009 – New, fuel-efficient products and quality on par with the best in the industry helped Ford increase retail market share in March to its highest level since December 2006, capping two consecutive quarters of retail share gains.  Ford estimates its retail share performance from October 2008 through March 2009 was the strongest of any major manufacturer compared with the same period a year ago.

Ford’s newest products drove the company’s retail share performance:  the new F-150 pickup, Escape small utility, Flex full-size crossover and Lincoln MKS sedan.  The sell-down of the previous-generation Fusion mid-size sedan also contributed to the company’s strong retail showing.

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Growing awareness and consideration of Ford and its high-quality, fuel-efficient products are starting to take hold.  Plus, through June 1, Ford is offering consumers additional reasons to “Drive One.”

“Ford has a great story to tell, and the Ford Advantage Plan will help our dealers tell that story,” said Jim Farley, Ford group vice president, Marketing and Communications.  “We’re trying to provide people peace of mind in these uncertain times.  When you combine that with our leading quality, fuel economy, safety and strong residual values, there has never been a better time to come over to Ford.”

The Ford Advantage Plan is effective on vehicles delivered from March 31 through June 1.  The Plan offers payment protection up to 12 months for up to $700 per month on any new Ford, Lincoln or Mercury vehicle if a customer loses his or her job.  Plus, 0 percent financing from Ford Motor Credit is available on select vehicles.

Customer deliveries of Ford’s newest products – the 2010 Ford Fusion and Mercury Milan – began in March.  Recent independent studies rate Fusion and Milan – the most fuel-efficient mid-size sedans in America – as having the best predicted reliability among all mid-size sedans.  Plus, the new Fusion Hybrid delivers 41 mpg in the city and 36 mpg on highway, topping the Toyota Camry Hybrid by 8 mpg in the city and 2 mpg on the highway.  The new four-cylinder Ford Fusion S achieves 34 mpg on the highway and 23 mpg in the city, beating both the gasoline-powered Camry and Honda Accord.

Ford, Lincoln and Mercury sales totaled 125,107 in March, down 41 percent compared with March 2008.  Retail sales were down 36 percent compared with a year ago and fleet sales were down 50 percent.

Ford sales increased 30 percent compared with February 2009 with retail sales up 34 percent and fleet sales up 22 percent.

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U.S. Inventories
At the end of March, Ford, Lincoln and Mercury inventories totaled 408,000 units.  Inventories were 27 percent lower than a year ago – in line with the sales decline during this period.

North American Production
The company produced 353,000 vehicles in the first quarter, a reduction of 22,000 vehicles from the previous forecast.

“Aligning production and inventory with demand is a key element of our strategy to strengthen our brand and improve customer value,” said Farley.  “Our disciplined approach to the market in these challenging times helps us to minimize costly incentives that erode brand value while we’re delivering our strongest-ever product lineup.”

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 213,000 employees and about 90 plants worldwide, the company's wholly owned brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford's products, please visit http://www.ford.com

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